Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Record Earnings and Returns Led by Strong Commercial Loan Growth and Industry Leading Net Interest Margin

Jericho, NY – January 25, 2023 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the fourth quarter and full year of 2022. Significant achievements during the quarter and year include:

●	On a linked quarter basis, net income increased 18% to $9.1 million, or $1.10 per diluted share, as compared to $7.7 million, or $0.94 per diluted share. For the year ended 2022, net income increased $10.6 million, or 59%, to $28.5 million, or $3.47 per diluted share, when compared to the year ended 2021.

●	Industry leading returns on average assets and equity of 2.80% and 23.89%, respectively, as compared to 2.48% and 20.60% on a linked quarter basis. For the year ended 2022, returns on average assets and equity were 2.31% and 19.44%, respectively, as compared to 1.77% and 13.42% for the year ended 2021.

●	Continued expansion of our net interest margin to 5.81% (from 5.18% on a linked quarter basis), primarily driven by a 74 basis point increase in loan yields resulting from variable rate commercial loan growth coupled with increases in short-term interest rates.

●	Our loan portfolio increased $72.2 million on a linked quarter basis, or 33% annualized, to $947.3 million while our loan pipeline remains robust. Our growth was fueled by our national commercial lending platform.

●	Continued solid credit metrics, asset quality and reserve coverage ratios with a reserve for loan losses to total loans of 1.29% and nonperforming loans to total loans of 0.00%.

●	Deposits increased $40.8 million on a linked quarter basis, or 14% annualized, to $1.2 billion with a cost-of-funds of 0.25% (including demand deposits), as a direct result of our highly efficient branchless and technology enabled deposit platforms. Demand deposits and escrow-based NOW accounts represented 36% and 46% of total deposits, respectively.

●	Off-balance sheet sweep funds totaled $432.1 million at quarter end while the associated administrative service payments (“ASP”) fees increased $136 thousand on a linked quarter basis, or 15%, to $1.0 million.

●	Strong and consistent payment processing fee income with continued increases in small business clients nationally totaling $5.7 million and 76,000, respectively. Our technology enabled payments platform facilitated the processing of $7.3 billion in credit and debit card payment volume across 140.0 million transactions for our clients. Total fee income represents 27% of total revenue.

●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“We believe that our industry leading performance metrics coupled with proven historical growth trends will continue to create value for our stakeholders beyond our financial sector peers,” stated Tony Coelho, Chairman of the Board of Directors.

“We will continue to build a client centric and tech-focused Company that is disruptive and valuable to the national and local markets we serve while generating best-in-class performance and returns,” stated Andrew C. Sagliocca, Chief Executive Officer and President. “We have a robust pipeline of growth opportunities in our national commercial lending and fee-based payment processing verticals as we continue to expand our branchless technology platforms, product-based solutions, and client service teams in 2023 and beyond.”

Fourth Quarter Earnings

Net income for the quarter ended December 31, 2022 was $9.1 million, or $1.10 per diluted share, compared to $6.7 million, or $0.83 per diluted share for the same period in 2021. Returns on average assets and equity for the current quarter were 2.80% and 23.89%, respectively, compared to 2.44% and 19.19% for the same period of 2021.

Net interest income for the fourth quarter of 2022 increased $6.6 million, or 56.8%, to $18.3 million, due to growth in average interest earning assets totaling $216.3 million, or 20.9%, to $1.3 billion and increases in average yields on interest earning assets when compared to the same period in 2021. Our net interest margin increased to 5.81% in the current quarter as the margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 141 basis points to 7.27%, driven by higher yielding variable rate commercial loan growth (approximately 58% of our portfolio is tied to the prime rate index). Average loans in the quarter increased $146.8 million, or 19.5%, to $900.4 million when compared to the fourth quarter of 2021, primarily attributable to our national commercial lending platform. Our loan-to-deposit ratio was 77.1% as our low-cost deposit base increased $199.8 million, or 19.4%, fueled by demand and escrow deposits. Average securities in the quarter increased $70.7 million to $213.4 million as management opportunistically invested excess liquidity in the securities portfolios, driving average yields up 57 basis points to 2.20% and increasing interest income $601 thousand to $1.2 million in the current quarter. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances.

The provision for loan losses was $1.4 million for the fourth quarter of 2022, a $795 thousand increase from the fourth quarter 2021 provision. As of December 31, 2022, our allowance to loans ratio was 1.29% as compared to 1.24% in the trailing quarter ended September 30, 2022. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current uncertain economic environment.

Noninterest income was $6.8 million for the fourth quarter of 2022, a $1.6 million increase from the same period in 2021, driven by increases in payment processing and ASP fees. Payment processing income was $5.7 million for the fourth quarter of 2022, a $749 thousand increase from the same period in 2021. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.0 billion, or 15.9%, to $7.3 billion and 31.1 million, or 28.9%, to 140.0 million transactions, respectively, for the quarter ended December 31, 2022, as compared to the same period in 2021. These increases were due to expansion of sales channels through ISOs, increased number of merchants, volume increases, the reopening of the economy post pandemic and were facilitated by our focus on technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, support multiple processing platforms, manage daily risk across 76,000 small business merchants in all 50 states, and perform commercial treasury clearing services. ASP fee income totaled $1.0 million for the fourth quarter of 2022, which is directly impacted by the average balance of those funds and short-term interest rates.

Noninterest expense increased $2.6 million, or 30.0%, to $11.4 million for the fourth quarter of 2022, as compared to the same period in 2021. This increase was primarily due to increases in employee compensation and benefits, professional services costs, occupancy and equipment, hiring related costs, data processing, and advertising and marketing. Employee compensation and benefits costs increased $1.3 million, or 22.9%, due to increases in staff and officer level employees to support growth, continued investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Due to the effects of inflation on the overall economy and consumer prices, we proactively increased our employees’ base salary at year-end in excess of industry and national averages to support employee retention. Professional services costs increased $427 thousand due to continued business development and administration primarily related to our CECL implementation. Occupancy and equipment costs increased $272 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Hiring related costs increased $136 thousand as we continue to invest in our future. Data processing costs increased $119 thousand, or 12.7%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Advertising and marketing costs increased $113 thousand, or 47.3%, as we continued to grow our digital marketing platform and expand our thought leadership in our national verticals.

The Company’s efficiency ratio was 45.3% for the three months ended December 31, 2022, as compared to 51.9% in 2021. This significant improvement is a result of industry leading revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.5% for the fourth quarter of 2022, as compared to 11.0% for the same period in 2021, due to certain discrete tax benefits related to share-based compensation recognized in the fourth quarter of 2021, specifically, voluntary stock option exercises.

Full Year Earnings

Net income for the year ended December 31, 2022 was $28.5 million, or $3.47 per diluted share, compared to $17.9 million, or $2.26 per diluted share for the same period in 2021. Returns on average assets and equity for the year ended December 31, 2022 were 2.31% and 19.44%, respectively, compared to 1.77% and 13.42% for the same period of 2021.

Net interest income for the year ended December 31, 2022 increased $15.6 million, or 35.8%, to $59.3 million, due to growth in average interest earning assets totaling $216.6 million, or 22.3%, to $1.2 billion and increases in average yields on interest earning assets when compared to the same period in 2021. Our net interest margin increased to 4.99% in the current period as the margin was positively impacted by growth in higher yielding variable rate commercial loans and increases in short-term interest rates. The average yield on loans increased 61 basis points to 6.40% when comparing 2022 to the prior year. Average loans increased $126.7 million, or 17.7%, to $844.4 million when compared to the prior year, driven primarily by growth in the commercial loan portfolio. Average securities increased $70.5 million to $204.5 million as management opportunistically invested excess liquidity in the securities portfolios driving average yields up 41 basis points to 2.03% and increasing interest income $2.0 million to $4.2 million in the current year. The movement in short-term interest rates increased yields and interest income on our reverse repurchase agreements and interest earning cash balances.

The provision for loan losses was $3.5 million for the year ended December 31, 2022, which was a $3.5 million decrease from the 2021 provision of $7.0 million due to the charge recognized in 2021 on our legacy NFL consumer post settlement loan portfolio.

Noninterest income was $24.9 million for the year ended December 31, 2022, a $3.9 million increase from the same period in 2021, driven by increases in payment processing and ASP fees in the current year and offset by net valuation losses of $384 thousand on the NFL portfolio in 2021. Payment processing income increased $1.1 million as compared to the prior year period despite $500 thousand in early termination fees in 2021. Payment processing volumes and transactions for the credit and debit card processing platform increased $4.3 billion, or 18.1%, to $28.0 billion and 103.0 million, or 23.8%, to 536.0 million transactions, respectively, for the year ended December 31, 2022, as compared to the same period in 2021. These increases were driven by expansion of our sales channels through ISOs, increased number of merchants, volume increases and the reopening of the economy post pandemic. ASP fee income increased from $29 thousand in 2021 to $2.5 million in 2022 and is directly impacted by the average balance of those funds and short-term interest rates.

Noninterest expense increased $6.9 million, or 19.7%, to $42.0 million for the year ended 2022, as compared to the same period in 2021. This increase was primarily driven by increases in employee compensation and benefits, professional services costs, data processing, occupancy and equipment, advertising and marketing, hiring related costs and travel and business relations. Employee compensation and benefits costs increased $4.0 million, or 18.6%, due to increases in staff and officer level employees to support growth, continued investment in digital platforms and related sales/marketing divisions, and the impact of salary, bonus and stock-based compensation increases. Consulting service costs decreased $216 thousand, or 20.6%, partially offsetting the increase in employee compensation and benefits as previously contracted consultants were hired, primarily in our technology development and digital marketing departments. Professional services costs increased $676 thousand due to continued business development and administration primarily related to our CECL implementation and the NFL consumer loan transaction. Data processing costs increased $551 thousand, or 15.0%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $428 thousand, or 15.2%, primarily due to amortization of our investments in internally developed software to support our new digital platform and additional office space to support our continued growth. Advertising and marketing costs increased $288 thousand, or 24.5%, as we continued to grow our digital marketing platform and expand our thought leadership in our national verticals. Hiring related costs increased $272 thousand as we continue to invest in our future. Travel and business relations costs increased $239 thousand as we continued to re-engage in our traditional high touch marketing and sales efforts on a national basis to complement our digital marketing efforts.

The Company’s efficiency ratio was 49.8% for the year ended December 31, 2022, as compared to 54.2% in 2021. This significant improvement is a result of industry leading revenue growth driven by our core national platforms. These national platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.5% for the year ended 2022, as compared to 21.1% for the same period in 2021, due to certain discrete tax benefits related to share-based compensation recognized in the fourth quarter of 2021, specifically, voluntary stock option exercises.

Asset Quality

At December 31, 2022, nonperforming loan balances totaled $4 thousand and consisted of one nonaccrual consumer loan which has subsequently been paid off. Our two commercial nonaccrual loans totaling $5.8 million at September 30, 2022 were paid-off in full, including all past due interest, clearly demonstrating our strong underwriting criteria and credit metrics. As of December 31, 2022, the allowance for loan losses was $12.2 million, or 1.29% of total loans, as compared to $9.1 million, or 1.16% of total loans at December 31, 2021. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and the qualitative factors associated with the current uncertain economic environment.

Balance Sheet

At December 31, 2022, total assets were $1.4 billion, reflecting a $216.9 million, or 18.4% increase from December 31, 2021. This increase was primarily attributable to growth in loans held for investment totaling $162.8 million, or 20.7%, to $947.3 million. Our higher yielding variable rate commercial loans increased $120.0 million, or 27.8%, during this same period. Our sales pipeline remains robust, anchored by our current and future digital marketing plans, proprietary CRM platform and our employees that support current and future growth. Commencing in the first quarter of 2022, we invested a portion of our excess liquidity in held-to-maturity securities, totaling $78.4 million at December 31, 2022. Our available-for-sale securities portfolio decreased $39.1 million, or 26.4%, to $109.3 million as compared to December 31, 2021 driven by paydowns and unrealized losses associated with the current interest rate environment.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At December 31,		At December 31,
	2022		2021

	(Dollars in thousands)
Real estate:
Multifamily	$262,489	27.7%	$254,852	32.5%
Commercial real estate	91,837	9.7	48,589	6.1
1 – 4 family	25,565	2.7	40,753	5.2
Total real estate	379,891	40.1	344,194	43.8
Commercial	552,082	58.2	427,859	54.6
PPP	—	—	4,249	0.5
Consumer	16,580	1.7	8,681	1.1
Total loans held for investment	$948,553	100.0%	$784,983	100.0%
Deferred loan fees and unearned premiums, net	(1,258)		(466)
Loans, held for investment	$947,295		$784,517

Loans held for sale, net (included in Other assets)	$—		$14,100

Total deposits were $1.2 billion as of December 31, 2022, a $199.8 million, or 19.4%, increase from December 31, 2021. This was primarily due to a $164.7 million, or 27.4%, increase in Savings, NOW and Money Market deposits to $764.4 million, and a $35.0 million, or 8.5%, increase in noninterest bearing demand deposits to $444.3 million. The increase in deposits was primarily driven by commercial and escrow low-cost and noninterest bearing deposits from our litigation and small business platforms. Off-balance sheet sweep funds totaled $432.1 million at quarter end, representing additional sources of liquidity for future growth. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

Stockholders’ equity increased $14.4 million to $158.2 million as of December 31, 2022, compared to December 31, 2021, primarily due to net income and amortization of share-based compensation, partially offset by other comprehensive losses of $14.3 million and dividends paid to common stockholders. The other comprehensive loss reflects the current unrealized losses on our available-for-sale agency MBS portfolio, net of tax, that have been negatively impacted by recent increases in short-term market interest rates. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; the continuing impact of the COVID-19 pandemic on our business and results of operation; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$164,122	$149,156
Securities purchased under agreements to resell, at cost	49,567	50,271
Securities available-for-sale, at fair value	109,269	148,384
Securities held-to-maturity, at cost	78,377	—
Securities, restricted at cost	2,810	2,680
Loans, held for investment	947,295	784,517
Less: allowance for loan losses	(12,223)	(9,076)
Loans, net of allowance	935,072	775,441
Premises and equipment, net	2,704	3,334
Other assets	53,718	49,504
Total Assets	$1,395,639	$1,178,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$444,324	$409,350
Savings, NOW and money market deposits	764,354	599,747
Certificates of deposit	19,558	19,312
Total deposits	1,228,236	1,028,409
Other liabilities	9,245	6,626
Total liabilities	1,237,481	1,035,035
Total stockholders' equity	158,158	143,735
Total Liabilities and Stockholders' Equity	$1,395,639	$1,178,770

Selected Financial Data
Common shares outstanding	8,195,333	8,088,846
Book value per share	$19.30	$17.77
Equity to assets	11.33%	12.19%

Capital Ratios (1)
Tier 1 leverage ratio	10.98%	11.46%
Common equity tier 1 capital ratio	14.21%	14.79%
Tier 1 capital ratio	14.21%	14.79%
Total capital ratio	15.44%	15.89%

Asset Quality - Loans Held for Investment
Nonperforming loans	$4	$6
Allowance for loan losses to total loans	1.29%	1.16%
Nonperforming loans to total loans	0.00%	0.00%
Nonperforming assets to total assets	0.00%	0.00%
Allowance to nonperforming loans	NM	NM

(1) Regulatory capital ratios presented on bank-only basis.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Interest income	$19,053	$11,930	$60,993	$44,531
Interest expense	714	231	1,647	828
Net interest income	18,339	11,699	59,346	43,703
Provision for loan losses	1,350	555	3,490	6,955
Net interest income after provision for loan losses	16,989	11,144	55,856	36,748

Noninterest income:
Payment processing fees	5,657	4,908	21,944	20,856
Other noninterest income	1,126	171	2,893	463
Gain (loss) on loans held for sale	—	88	88	(295)
Total noninterest income	6,783	5,167	24,925	21,024

Noninterest expense:
Employee compensation and benefits	6,822	5,552	25,774	21,741
Other expenses	4,549	3,197	16,206	13,323
Total noninterest expense	11,371	8,749	41,980	35,064
Income before income taxes	12,401	7,562	38,801	22,708
Income taxes	3,286	832	10,283	4,783
Net income	$9,115	$6,730	$28,518	$17,925

Earnings Per Share
Basic	$1.19	$0.89	$3.73	$2.40
Diluted	$1.10	$0.83	$3.47	$2.26

Selected Financial Data
Return on average assets	2.80%	2.44%	2.31%	1.77%
Return on average equity	23.89%	19.19%	19.44%	13.42%
Net interest margin	5.81%	4.48%	4.99%	4.49%
Efficiency ratio (1)	45.3%	51.9%	49.8%	54.2%

Cash dividends paid per common share	$0.10	$—	$0.28	$—

Weighted average basic shares	7,666,674	7,542,341	7,638,423	7,469,907
Weighted average diluted shares	8,296,176	8,106,422	8,213,694	7,946,984

(1)	Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended December 31,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$900,407	$16,508	7.27%	$753,500	$11,137	5.86%
Securities, includes restricted stock	213,400	1,186	2.20%	142,677	585	1.63%
Securities purchased under agreements to resell	49,172	552	4.45%	50,482	148	1.16%
Interest earning cash and other	90,329	807	3.54%	90,244	60	0.26%
Total interest earning assets	1,253,308	19,053	6.03%	1,036,903	11,930	4.56%

NONINTEREST EARNING ASSETS	40,335			55,414

TOTAL AVERAGE ASSETS	$1,293,643			$1,092,317

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$617,549	$648	0.42%	$484,972	$210	0.17%
Time deposits	13,588	65	1.90%	11,314	20	0.70%
Total interest bearing deposits	631,137	713	0.45%	496,286	230	0.18%
Borrowings	101	1	3.93%	103	1	3.85%
Total interest bearing liabilities	631,238	714	0.45%	496,389	231	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	495,337			446,032
Other liabilities	15,680			10,778
Total noninterest bearing liabilities	511,017			456,810
Stockholders' equity	151,388			139,118

TOTAL AVG. LIABILITIES AND EQUITY	$1,293,643			$1,092,317
Net interest income		$18,339			$11,699
Net interest spread			5.58%			4.38%
Net interest margin			5.81%			4.48%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Year Ended December 31,
	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$844,393	$54,007	6.40%	$717,680	$41,545	5.79%
Securities, includes restricted stock	204,501	4,161	2.03%	133,958	2,174	1.62%
Securities purchased under agreements to resell	49,273	1,251	2.54%	51,008	619	1.21%
Interest earning cash and other	91,206	1,574	1.73%	70,132	193	0.28%
Total interest earning assets	1,189,373	60,993	5.13%	972,778	44,531	4.58%

NONINTEREST EARNING ASSETS	45,004			37,941

TOTAL AVERAGE ASSETS	$1,234,377			$1,010,719

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$572,498	$1,488	0.26%	$439,718	$746	0.17%
Time deposits	17,775	155	0.87%	11,152	79	0.71%
Total interest bearing deposits	590,273	1,643	0.28%	450,870	825	0.18%
Borrowings	75	4	5.33%	78	3	3.85%
Total interest bearing liabilities	590,348	1,647	0.28%	450,948	828	0.18%

NONINTEREST BEARING LIABILITIES
Demand deposits	485,277			415,662
Other liabilities	12,043			10,491
Total noninterest bearing liabilities	497,320			426,153
Stockholders' equity	146,709			133,618

TOTAL AVG. LIABILITIES AND EQUITY	$1,234,377			$1,010,719
Net interest income		$59,346			$43,703
Net interest spread			4.85%			4.40%
Net interest margin			4.99%			4.49%